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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         The following are the Company's subsidiaries as of April 28, 1999. All beneficial interests are wholly-owned by the Company and are included in the Company's consolidated financial statements.

         Name of Subsidiary           State of Organization     Date of Incorporation
         ------------------           ---------------------     ---------------------

         F & F Acquisition Corp.            New York                   9-12-94
         Mount Vernon Distributors, Inc.    New York                   10-15-93
         MA Brands, Inc.                    Delaware                   9-16-97